EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

TO ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES:

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Accentia Biopharmaceuticals, Inc. for the registration of 14,924,585 shares of its common stock and to the incorporation by reference therein of our report dated December 20, 2006, with respect to the consolidated financial statements and schedules of Accentia Biopharmaceuticals, Inc. and Subsidiaries included in its Form 10-K filed December 29, 2006 with the Securities and Exchange Commission.

/s/    AIDMAN, PISER & COMPANY, P.A.

Tampa, Florida

April 18, 2007